Exhibit 99.1
1155 Battery Street, San Francisco, CA 94111
LEVI
STRAUSS
& Co.
NEWS

Investor Contact:	Allison Malkin
Integrated Corporate Relations, Inc.
(203) 682-8200
Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317
LEVI STRAUSS & CO. ANNOUNCES FOURTH-QUARTER AND FISCAL-YEAR 2005 FINANCIAL RESULTS
SAN FRANCISCO (February 14, 2006) — Levi Strauss & Co. (LS&CO.) today announced financial results for the fourth quarter and fiscal year ended November 27, 2005 and filed its 2005 Form 10-K with the Securities and Exchange Commission.
2005 full-year results reflect continued improvement in the company’s financial performance across key operating measures compared to the prior year. These include:
•	Full-year net sales increased $53 million;

•	Operating income improved by $228 million; and

•	Net income increased $126 million.
“We accomplished our primary objectives,” said Phil Marineau, chief executive officer. “We substantially improved the company’s profitability and ended an eight-year sales decline. The actions we’ve taken to transform the company have clearly improved our competitiveness. 2006 will be challenging given the ongoing uncertainty of the retail marketplace in the United States and Europe, but I’m encouraged by our prospects given the innovative and highly competitive products that we have in the pipeline.”
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LS&CO. FY 2005 Results/Add One
February 14, 2006
Fiscal-Year 2005 Results
•	Net sales were $4.13 billion compared to $4.07 billion for fiscal year 2004, reflecting a 1 percent increase on a reported basis and flat on a constant-currency basis. The net sales increase was driven by sales growth in the Asia Pacific region, U.S. Levi Strauss Signature® brand and Levi Strauss Mexico, partially offset by decreased net sales in Europe.

•	Gross profit increased $104 million to $1.9 billion compared to $1.8 billion in the prior year. The gross margin improved 200 basis points to 45.8 percent of sales for fiscal year 2005 compared to 43.8 percent of sales in the prior year. The gross margin benefited from the improved profitability of the Levi’s® brand in Europe, Asia, Canada and Mexico; improved management of returns, sales allowances and product transition costs in the U.S. Dockers® brand; and lower product sourcing costs.

•	Selling, general and administrative expenses were $1.3 billion for fiscal year 2005. This represents a 2 percent or $28 million increase on a reported basis and $12 million increase on a constant-currency basis. As a percent of net sales, SG&A in 2005 was essentially flat compared to 2004 at 32 percent. The slight dollar increase in SG&A is attributable primarily to increased advertising and promotion expenditures and costs associated with preparation for the requirements of section 404 of the Sarbanes-Oxley Act. These increases were partially offset by a $14 million net benefit for workers’ compensation resulting primarily from a reserve reversal; lower salaries, wages and related expenses due to headcount reductions in the United States and Europe; and general cost control efforts.

•	Restructuring charges, net of reversals, decreased 88 percent to $17 million for 2005 versus $134 million in 2004. The 2005 charges primarily reflect continuing actions related to our 2004 reorganization initiatives.

•	Operating income increased $228 million to $589 million, or 14 percent of net sales, compared to $361 million, or 9 percent of net sales in 2004. The 63 percent increase in operating income was driven primarily by increased gross profit, increased royalty income and lower restructuring charges, net of reversals.
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LS&CO. FY 2005 Results/Add Two
February 14, 2006
•	The effective tax rate for 2005 reduced to 45 percent from 68 percent in 2004. The decrease in the rate was due primarily to a reversal of valuation allowance against foreign net operating losses and a reduction in tax reserves. The change in tax reserves primarily reflects settlements reached during the year with the U.S. Internal Revenue Service and a positive tax court ruling in the Netherlands.

•	Net income for 2005 was $156 million compared to $30 million in the prior year. The increase in net income was due primarily to higher operating income and lower foreign exchange management contract losses, partially offset by costs related to refinancing bond debt and higher income tax expense.
“We delivered another strong fiscal year with top-line stability and a robust improvement in bottom-line performance,” said Hans Ploos van Amstel, chief financial officer. “In addition, we closed 14 open U.S. tax years and successfully completed two bond offerings that extend the majority of our unsecured debt maturities to 2012 and beyond with more favorable borrowing terms.”
Fourth-Quarter 2005 Results
•	Fourth-quarter net sales of $1.16 billion were flat on a reported basis compared to the same period in 2004. On a constant-currency basis, net sales improved 0.4 percent for the quarter. Net sales in the quarter reflect primarily sales growth in the Asia Pacific region; the U.S. Dockers®, Levi’s® and Levi Strauss Signature® brands; and Levi Strauss Mexico, partially offset by decreased sales in Europe.

•	Gross profit for the quarter improved $3 million to $510 million, or 44.1 percent of net sales, compared with $507 million, or 43.8 percent of net sales for the same period of 2004.

•	Selling, general and administrative expenses decreased $8 million or 2 percent to $397 million for the quarter from $405 million in the 2004 period.

•	Operating income for the quarter was $121 million, or 11 percent of net sales, compared to $94 million, or 8 percent of net sales for the 2004 period. The $28 million improvement was primarily due to lower restructuring charges, lower selling, general and administrative expenses, and higher gross profit.

•	Tax expense for the fourth quarter was $29 million compared to $48 million in the same quarter of 2004. The decrease is due primarily to a positive tax court ruling in the Netherlands in the fourth quarter of 2005.
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LS&CO. FY 2005 Results/Add Three
February 14, 2006
•	Net income for the fourth quarter was $44 million, versus a $19 million loss in the fourth quarter of 2004. The improvement was driven primarily by higher operating income, lower foreign exchange management contract losses and lower income tax expense.
“Our fourth-quarter 2005 results confirm our improved financial performance for the full year,” added Ploos van Amstel. “We delivered strong operating profits and net income while holding our sales stable.”
Investor Conference Call
The company’s full-year 2005 and fourth-quarter investor conference call will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm today, February 14, 2005, at 7 a.m. PST/10 a.m. EST. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through February 28 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 4610214.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2005, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	November 27,	November 28,
	2005	2004
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$239,584	$299,596
Restricted cash	2,957	1,885
Trade receivables, net of allowance for doubtful accounts of $26,193 and $29,002	614,392	607,679
Inventories:
Raw materials	16,431	45,271
Work-in-process	16,908	22,950
Finished goods	506,902	486,633

Total inventories	540,241	554,854
Deferred tax assets, net of valuation allowance of $42,890 and $26,364	94,137	131,491
Other current assets	79,376	83,599

Total current assets	1,570,687	1,679,104
Property, plant and equipment, net of accumulated depreciation of $471,545 and $486,439	380,186	416,277
Goodwill	202,250	199,905
Other intangible assets, net of accumulated amortization of $1,081 and $720	45,715	46,779
Non-current deferred tax assets, net of valuation allowance of $260,383 and $360,319	499,647	455,303
Other assets	115,163	88,634

Total assets	$2,813,648	$2,886,002

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$95,797	$75,165
Current maturities of capital lease	1,510	1,587
Accounts payable	235,450	279,406
Restructuring reserves	14,594	41,995
Accrued liabilities	187,145	188,224
Accrued salaries, wages and employee benefits	277,007	293,762
Accrued interest payable	61,996	65,098
Accrued taxes	39,814	124,795

Total current liabilities	913,313	1,070,032
Long-term debt, less current maturities	2,230,902	2,248,723
Long-term capital lease, less current maturities	4,077	5,854
Postretirement medical benefits	458,229	493,110
Pension liability	195,939	217,459
Long-term employee related benefits	156,327	154,495
Long-term tax liabilities	17,396	—
Other long-term liabilities	41,659	43,205
Minority interest	17,891	24,048

Total liabilities	4,035,733	4,256,926

Commitments and contingencies (Note 9)
Stockholders’ deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	88,808	88,808
Accumulated deficit	(1,198,481)	(1,354,428)
Accumulated other comprehensive loss	(112,785)	(105,677)

Stockholders’ deficit	(1,222,085)	(1,370,924)

Total liabilities and stockholders’ deficit	$2,813,648	$2,886,002

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended	Year Ended
	November 27,	November 28,	November 30,
	2005	2004	2003
	(Dollars in thousands)
Net sales	$4,125,155	$4,072,455	$4,090,730
Cost of goods sold	2,236,963	2,288,406	2,516,521

Gross profit	1,888,192	1,784,049	1,574,209
Selling, general and administrative expenses	1,327,680	1,299,766	1,353,314
Long-term incentive compensation expense (reversal)	31,106	45,171	(138,842)
Gain on disposal of assets	(5,750)	(3,576)	(2,685)
Other operating income	(70,737)	(52,034)	(39,936)
Restructuring charges, net of reversals	16,633	133,623	89,009

Operating income	589,260	361,099	313,349
Interest expense	263,650	260,124	254,265
Loss on early extinguishment of debt	66,066	—	39,353
Other (income) expense, net	(23,057)	5,450	51,023

Income (loss) before income taxes	282,601	95,525	(31,292)
Income tax expense	126,654	65,135	318,025

Net income (loss)	$155,947	$30,390	$(349,317)

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	November 27,	November 28,	November 30,
	2005	2004	2003
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income (loss)	$155,947	$30,390	$(349,317)
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities:
Depreciation and amortization	59,423	62,606	64,176
Non-cash asset write-offs associated with reorganization initiatives	1,610	35,204	10,968
Gain on disposal of assets	(5,750)	(3,576)	(2,685)
Unrealized foreign exchange gains	(16,504)	(18,395)	(29,838)
Write-off of unamortized costs associated with early extinguishment of debt	12,473	—	32,399
Amortization of deferred debt issuance costs	12,504	12,676	15,728
Provision for doubtful accounts	4,858	7,892	10,720
Provision for deferred taxes	1,827	28,746	188,872
(Increase) decrease in trade receivables	(21,365)	(95,986)	105,632
Decrease (increase) in inventories	3,130	100,942	(77,072)
(Increase) decrease in other current assets	(816)	32,797	(13,364)
(Increase) decrease in other non-current assets	(24,901)	289	(168)
(Decrease) increase in accounts payable and accrued liabilities	(38,444)	105,110	50,508
Decrease in income tax liabilities	(69,804)	(40,597)	(30,037)
(Decrease) increase in restructuring reserves	(25,648)	(45,566)	34,241
(Decrease) increase in accrued salaries, wages and employee benefits	(13,005)	113,166	(117,225)
Decrease in long-term employee related benefits	(79,329)	(130,733)	(87,952)
(Decrease) increase in other long-term liabilities	(827)	1,777	(493)
Other, net	844	3,154	4,257

Net cash (used for) provided by operating activities	(43,777)	199,896	(190,650)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(41,868)	(16,299)	(68,608)
Proceeds from sale of property, plant and equipment	11,528	11,351	13,431
Cash inflow (outflow) from net investment hedges	2,163	(7,982)	(29,307)
Acquisition of Turkey minority interests	(3,835)	—	—
Acquisition of U.K. retail stores	(2,645)	—	—

Net cash used for investing activities	(34,657)	(12,930)	(84,484)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	1,031,255	—	1,616,039
Repayments of long-term debt	(979,253)	(13,532)	(1,192,162)
Net decrease in short-term borrowings	(2,975)	(4,018)	(1,732)
Debt issuance costs	(24,632)	(10,844)	(73,049)
Increase in restricted cash	(1,323)	(1,885)	—
Other, net	—	(1,841)	—

Net cash provided by (used for) financing activities	23,072	(32,120)	349,096

Effect of exchange rate changes on cash	(4,650)	1,305	5,037

Net (decrease) increase in cash and cash equivalents	(60,012)	156,151	78,999
Beginning cash and cash equivalents	299,596	143,445	64,446

Ending cash and cash equivalents	$239,584	$299,596	$143,445

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$238,683	$233,512	$191,902
Income taxes	197,315	82,985	167,264
Restructuring initiatives	43,112	143,593	49,727
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.